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                                                                   Exhibit 10.14

                                         July 9, 1998


Steven Melman
7099 Royal Ridge Drive
San Jose, CA 95120

Dear Steven:

        Congratulations! Here is the amended offer letter with the new terms as agreed to by you and John Kibarian.

1. You will participate in the same bonus plan as other PDF professionals. (paragraph 5)

2.      There will be no anti-dilution commitment or guarantee.

3. MODIFICATION TO PDF'S STANDARD STOCK OPTION PLAN. You will be subject to the standard PDF stock option agreements. There will be two amendments to this plan to account for termination without cause when there is no change of control of the company, and change of control of the company. For the purposes of your employment, "change of control" is defined as an event where by a party or group of parties, different from those maintaining control today, attains a majority voting right in the company. During your first year of employment, if you are terminated w/o cause, and there is no change of control of the company, you do not vest any stock options. If you are terminated w/o cause any time after your 1st anniversary and there is no change of control, you receive 6 months additional vesting. If there is change of control of PDF, your vesting is accelerated by 24 months regardless of whether your employment is terminated. (Subject to the approval of the board of directors at their next meeting.)

4.      SEVERENCE PAY AND BENEFITS

        You will receive six months severance including benefits paid out over the normal payroll cycle with the exception of stock options, which are covered under the 3rd clause of this letter if you are terminated without cause at any time.

        On behalf of PDF Solutions, Inc., a California corporation (the "Company"), I am pleased to offer you the position of VP of Finance and Administration, Chief Financial Officer of the Company under the terms listed below. You will report initially to John Kibarian and have such responsibilities as determined by that person.

1. Duties. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. You will comply with all policies of the Company as in effect from time to time. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of

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        charitable organizations, or from owning no more than one percent (1%)
        of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company as follows:

        A       Two weeks notice to be given to ASC week ending 7/11/98.

        B. PDF employment and "Start Date" to begin 7/16/98, attending BOD meeting at 3:00 PM., except during the discussion about your offer.

        C. The period between 7/16/98 and 7/24/98 will be taken as non-paid time off. Paid time and office time will begin on 7/27/98.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Base Salary. You will be paid a base salary of $150,000 per year commencing on your Start Date. Your salary will be payable monthly in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to ten (10) days paid vacation per year, pro-rated for the remainder of the calendar year from your Start Date. The Company also currently recognizes ten (10) days for paid holidays per calendar year, however, the holidays or number of days may be subject to change.

5. Bonus. You will be eligible to participate in the 1998 bonus plan, in which select employees will receive up to $20,000. The exact amount is based upon PDF's achievement of revenue targets as well as the employee's individual performance as decided upon by PDF management. There are, of course, no guarantees of what, if any, bonus will be paid in 1998 or any subsequent year.


6. Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 300,000 shares (the "Total Option Shares") of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of the grant by the Board. Such option will vest over a four year period starting on your Start Date (the date you actually start working) according to the following vesting schedule: 1/4 of the Total Option Shares will be exercisable on the twelve (12) month anniversary of your Start Date and 1/48th of the Total Option Shares will be exercisable on a monthly basis thereafter. Vesting of the options will, of course, depend on your continued employment with the Company. The options will be incentive stock options to the maximum extent permitted by the tax code and will be subject to execution of and the terms of the Company's Stock Option Plan and the Stock Option Agreement to be entered into between you and the Company. The option grant is subject to and will not be effective until approved by the Board.

7. Benefits. Effective on your Start Date, the Company will make available to you the standard medical and dental insurance and other benefits provided to employees of the Company generally.

8. At-Will Employment. By signing below, you acknowledge that your employment at the Company is for an unspecified duration, and neither this letter nor your acceptance thereof constitutes a contract of employment. You acknowledge that your employment will be on an "at-will" basis, which means that the employment relationship may be terminated by you or the Company at any time for any reason or no reason, without further obligation or liability.

9. Confidentiality Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the

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        "Confidentiality Agreement"), prior to or on the Start Date. The
        Confidentiality Agreement relates to confidential information you gain about PDF's business, technology, and intellectual property as well as information for our customers and the Company's ownership of intellectual property generated while you are employed at PDF. You are required to protect this information to the best of your ability even after your possible termination of employment.

10. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.


        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or any agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.



THIS OFFER EXPIRES TWO DAYS FROM THE DATE OF THIS LETTER WRITTEN ABOVE.


                                         Very truly yours,

                                         PDF SOLUTIONS, INC.


                                         By /s/ DR. THOMAS F. COBOURN
                                            ------------------------------------
                                            Dr. Thomas F. Cobourn
                                            Vice President, PDF/SOLUTIONS, INC

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:


Signed: /s/ P. STEVEN MELMAN
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Print Name: P. Steven Melman
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Date: July 10, 1998
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